EXHIBIT 10.7
July 17, 2008
PERSONAL AND CONFIDENTIAL
Elin Young, Esq.
24023 Letchworth Rd.
Beachwood, OH 44122
Re: Consultant Agreement
Dear Elin:
This letter serves as an outline of the terms upon which SearchPath International, Inc. (“Company”) will engage you for the position of General Counsel. This Agreement should not be construed as an employment contract. This Agreement supersedes any other prior agreement or arrangement.
Your duties as General Counsel will include, but are not limited to, Company representation, contract review, and management of outside legal counsel. You also may assist in franchise sales and the on-boarding of all franchise prospects, maintain ongoing customer service (but not legal advice) to franchisees and assist in the growth and development of Company. You will work from your home, although Company will provide space for you in its offices as needed.
In full, complete and adequate compensation for your services provided to Company, your compensation shall be as follows:
1.	Retainer — You will be paid a monthly retainer of one thousand six hundred twenty five dollars ($1,625) payable semi-monthly according to Company’s normal payroll schedule (15th and last day of the month), based on your working 26 hours per month. This amount will be adjusted as necessary if you work more or less than 26 hours per month over a sustained period of time.

2.	Continuing education, bar association dues and attorney registration fees — As part of your compensation, a portion of your continuing education, bar association and attorney registration fees will be paid by the Company.

3.	Malpractice Insurance — The Company will provide or pay for your malpractice insurance through a reputable insurance company licensed to do business in the State of Ohio.

4.	Telephone — Company will provide or pay for your cellular telephone and related services.

5.	Additional compensation — You will be eligible to earn additional compensation as follows:
a.	If a new franchise sale is generated strictly through your efforts as General Counsel, you will be paid a 5% bonus.

b.	It is intended to grant equity in the Company upon a public offering. It will be based on the success of Company, and will be vested over five years. You must be General Counsel with the Company for those five years prior to vesting.
This Agreement will continue until terminated by you or Company upon thirty (30) days written notice.
I trust that the foregoing accurately reflects the terms we have discussed. If these terms are acceptable to you, please indicate your acceptance by signing the enclosed duplicate copy and returning it to me at your earliest convenience.
Very truly yours,
/s/ Amy E. Johnston
Amy E. Johnston
Vice President
Search Path International
Enclosure

AGREED AND ACCEPTED	DATE

/s/ Elin B. Young Elin B. Young, Esq.